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                                                                   Exhibit  23.1


BARRISTER GLOBAL SERVICES NETWORK, INC.



INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Barrister Global Services Network, Inc.:



We consent to the incorporation by reference in the registration statements (Nos. 33-8749 and 333-89947) on Form S-8 of Barrister Global Services Network, Inc. of our report dated June 26, 2000, relating to the balance sheet of Barrister Global Services Network, Inc. as of March 31, 2000, and the related statements of operations, stockholders' equity, and cash flows for the years ended March 31, 2000 and 1999, and the related schedule, which report appears in the March 31, 2001 annual report on Form 10-K of Barrister Global Services Network, Inc.




KPMG LLP
Buffalo, New York
June 18, 2001